Exhibit 3.1

AMENDMENT TO BY-LAWS
OF
FMG ACQUISITION CORP.
A DELAWARE CORPORATION

The following amendment to the By-Laws of FMG Acquisition Corp., a Delaware corporation now known as United Insurance Holdings Corp. (the “Corporation”), was adopted and approved by the Board of Directors of the Corporation on March 28, 2019:

Article II, Section 6 of the By-Laws to be amended and restated as follows:

“SECTION 6. PROXY AND VOTING. At any meeting of stockholders each stockholder having the right to vote may vote in person or by proxy. Except as otherwise provided by law or in the Certificate of Incorporation, each stockholder will be entitled to one vote for each share of stock entitled to vote standing in his name on the books of the Corporation. Except as otherwise required by law or the Certificate of Incorporation, each director shall be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. Notwithstanding the foregoing, if the number of nominees exceeds the number of directors to be elected at any meeting of stockholders as of the date that is ten (10) days prior to the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not the proxy statement is thereafter revised or supplemented), then each director shall be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors. For purposes of this Article II, Section 6, “majority of the votes cast” means that the number of shares voted “for” a director exceeds the number of shares voted “against” a director. If, in an election where the number of nominees does not exceed the number of directors to be elected, (a) an incumbent director fails to be elected pursuant to this Article II, Section 6 and the Board of Directors accepts such director’s resignation, or (b) a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board of Directors may fill the resulting vacancy pursuant to Article III, Section 5. Except as otherwise provided by law or in the Certificate of Incorporation or these By-Laws, any matter other than the election of directors will be determined by the vote of a majority of the shares which are voted with regard to it.”